Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors Bakhu Holdings, Corp.

We hereby consent to the incorporation in this Registration Statement on Form S-1 of our report dated November 13, 2020, relating to the financial statements of Bakhu Holdings, Corp. as of July 31, 2020 and 2019 and to all references to our firm included in this Registration Statement.

Certified Public Accountants

Lakewood, CO

January 29, 2021